March 7, 2019
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Dear Scott,

This letter agreement (this “Agreement”), which shall be effective as of March 5, 2019 (the “Effective Date”), sets forth the terms of your appointment as Executive Director of Immunomedics, Inc. (the “Company”), which was effective as of February 23, 2019. As Executive Director, you will be expected to perform your duties as a member of the Board of Directors of the Company (the “Board”) as well as consult with and advise the Company’s management team at the request of the Board from time to time with respect to your knowledge, experience and expertise.  This will include (1) assisting the Company’s management team with resolving the issues identified in the Complete Response Letter received from the U.S. Food and Drug Administration (the “FDA”) related to the Biologics License Application (“BLA”) seeking accelerated approval of sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer who have received at least two prior therapies for metastatic disease; (2) assisting the Company’s management team in the preparation and resubmission of the BLA; and (3) such other matters as they relate to the foregoing and as reasonably designated to you by the Board (the “Services”).

As consideration for the Services as Executive Director, you will earn and be paid $16,667 per month.  The Company shall reimburse you for all reasonable expenses you incur in connection with the performance of the Services, including travel expenses, provided that you obtain the Company’s prior written approval. On the Effective date, the Company granted you, pursuant to the Immunomedics, Inc. 2014 Long-Term Incentive Plan (the “Plan”), an option to purchase 79,818 shares of the Company’s common stock (the “Performance-Based Option”) pursuant and subject to the Plan and a stock option agreement. The Performance Based Option is a nonqualified stock option, and has an exercise price per share equal to $16.96, the Fair Market Value (as defined in the Plan) of a share of common stock of the Company as of the date of grant pursuant to the terms of the Plan, and shall vest in full upon FDA approval of the BLA.

You or the Company may terminate your position as Executive Director at any time, and for any reason, by providing written notice to the other party.

As Executive Director, you will not be considered an employee of the Company.  Hence, you shall not have the right to any of the pension, retirement or other benefit programs available to the Company’s regular employees.

The Company’s Board and management team are very excited about the opportunity to have you serve as Executive Director of the Company.  This is a critical time for the Company and we look forward to experiencing the Company’s future successes with you.  Please indicate your agreement to the foregoing by signing a copy of this Agreement where indicated below and returning it to us.

Very Truly Yours,

IMMUNOMEDICS, INC.

By: /s/ Jared Freedberg
Name: Jared Freedberg
Title: General Counsel
Date: 3/7/19

Agreed to and Acknowledged:

By: /s/ Scott Canute
Name: Scott Canute
Date: 3/7/2019